Exhibit 99.1

Media contact:
Karla Olsen,
senior manager, media relations
Phone: 888.613.0003
FAX: 316.261.6769
karla_olsen@wr.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227
bruce_burns@wr.com

WESTAR ENERGY UPDATES 2004 EARNINGS GUIDANCE

TOPEKA, Kan., Sept. 27, 2004 —Westar Energy today announced that it has revised downward its 2004 ongoing earnings guidance to $1.35 to $1.45 per share.

Commenting on the revised guidance, Mark A. Ruelle, executive vice president and chief financial officer, said, “As we have been reminding investors, our earnings can be significantly impacted by weather, unplanned outages and wholesale power prices. Since we last affirmed our guidance, we’ve experienced a cooler than normal summer and additional unplanned outages. Our revised guidance we believe reflects the actual year-to-date results for these key earnings drivers and reasonable expectations for the remainder of the year.”

The revised guidance is due primarily to a cooler than normal summer (measured as cooling degree days) and to a lesser extent, to our base load coal-fired plants not continuing to perform at a level sufficient enough to make up for the company’s high unplanned outage level (as measured by equivalent forced outage rate or EFOR) in the first quarter of this year.

When the company initially provided ongoing earnings guidance on March 4, 2004, it highlighted three key drivers of earnings – heating/cooling degree days, EFOR and prices in the wholesale power markets.

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Cooling degree days through August 2004 were about 20% below the historical average, the basis for our initial ongoing earnings guidance. As stated in the original guidance, a 5% change in heating/cooling degree days was expected to result in about a $0.07 change in annual ongoing earnings per share. EFOR through August 2004 was about 1.7% above the company’s assumption used to initially provide guidance. The company’s original guidance indicated that every 1% change in EFOR was expected to result in an approximate $0.04 change in annual ongoing earnings per share.

The negative impacts of a milder than normal summer and increased EFOR have been partially offset by favorable wholesale market conditions, with higher prices in the wholesale markets permitting the company to generate wholesale margins in excess of those anticipated when initially providing ongoing earnings guidance.

The revised ongoing earnings estimate also assumes the company’s receipt of actuarially determined proceeds related to its company-owned life insurance program (COLI). These COLI proceeds have been projected to be $10.6 million, or $0.13 per share, in 2004; however, no proceeds have been received to date. Absent receipt of COLI benefits, the guidance would be $0.13 lower than the updated range of potential outcomes.

Ongoing Earnings

This release describes “ongoing earnings,” which is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP) and differs from GAAP earnings because it excludes the effect of special items. Westar Energy provides ongoing earnings because it believes this measure provides investors with a useful indicator of results between comparable periods. Ongoing earnings exclude the effects of special items that may not

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recur or may occur on an irregular or unpredictable basis. Management uses ongoing earnings to provide a more meaningful view of Westar Energy’s fundamental earnings power. This measure is used internally with management and the Board of Directors to evaluate business performance. Investors should note that this non-GAAP measure involves judgments by management including whether an item is classified as a special item. Ongoing earnings should not be considered an alternative to, or more meaningful than, GAAP earnings. Westar Energy’s ongoing earnings may not be comparable to a similarly titled measure of another company.

Westar Energy, Inc. (NYSE: WR) is the largest consolidated electric utility in Kansas, providing electric service to more than 650,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,800 miles of electric distribution and transmission lines. For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” and words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Although we believe that the expectations and goals reflected in such forward-looking statements are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Annual Report on Form 10-K, as amended, for the year ended December 31, 2003, for important risk factors that could cause results to differ materially from those in any such forward-looking statements.

Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.